Exhibit 99.7

GRANT OF A SECURITY INTEREST -- PATENTS

WHEREAS, Global Geophysical Services, Inc. (the "Grantor") holds all right, title and interest in the letter patents, design patents and utility patents listed on the attached Schedule A, which patents are issued or applied for in the United States Patent and Trademark Office (the "Patents");

WHEREAS, the Grantor has entered into a Pledge and Security Agreement, dated September 30, 2013 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Security Agreement"), in favor of TPG Specialty Lending, Inc., as the Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the "Grantee"); and

WHEREAS, pursuant to the Security Agreement, the Grantor has granted to the Grantee, and granted to the Grantee for the benefit of the Secured Parties (as such term is defined in the Security Agreement), a continuing security interest in all right, title and interest of the Grantor in, to and under the Patents and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the "Collateral"), to secure the payment, performance and observance of the Secured Obligations (as defined in the Security Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor does hereby grant to the Grantee and grant to the Grantee for the benefit of the Secured Parties, a continuing security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Grantee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

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IN WITNESS WHEREOF, the Grantor has caused this Assignment to be duly executed by its officer thereunto duly authorized as of __________ ___, _____.

GLOBAL GEOPHYSICAL SERVICES, INC.
By:	____________________________________________
Name:
Title:

STATE OF ____________
ss.:
COUNTY OF __________

On this ____ day of ______, ____, before me personally came ________________, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the ________________ of _______________________________________, a ____________________, and that s/he executed the foregoing instrument in the firm name of _______________________________________, and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

[Notary Seal]

SCHEDULE A TO GRANT OF A SECURITY INTEREST